Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-141401) pertaining to the 1999 Share Option and Incentive Plan, 2001 Share Option and Incentive Plan, 2003 Share Option and Incentive Plan, 2004Share Option and Incentive Sub-Plan for Israeli Employees, 2007 Equity Incentive Plan, and Employee Stock Purchase Plan of BigBand Networks, Inc.,

(2)	Registration Statement (Form S-8 No. 333-153100) pertaining to the 2007 Equity Incentive Plan and Employee Stock Purchase Plan of BigBand Networks, Inc.,

(3)	Registration Statement (Form S-8 No. 333-161342) pertaining to the 2007 Equity Incentive Plan and Employee Stock Purchase Plan of BigBand Networks, Inc.; and

(4)	Registration Statement (Form S-8 No. 333-168838) pertaining to the registration of additional shares of common stock of BigBand Networks, Inc. pursuant to the Registrant’s 2007 Equity Incentive Plan and Employee Stock Purchase Plan,
of our reports dated March 9, 2011 with respect to the consolidated financial statements and schedules of BigBand Networks, Inc. and the effectiveness of internal control over financial reporting of BigBand Networks, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Jose, California
March 9, 2011